UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 9, 2013

Date of Report (Date of earliest event reported)

bebe stores, inc.

(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 Valley Drive

Brisbane, California 94005

(Address of principal executive offices) (Zip Code)

(415) 715-3900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On January 3, 2013, bebe stores, inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Steve Birkhold, under which Mr. Birkhold will serve as the Company’s Chief Executive Officer. A description of the Agreement is contained in Item 5.02 below, which is incorporated by reference into this Item 1.01, and the Agreement is attached as Exhibit 10.01.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2013, the Company announced that Steve Birkhold, age 50, has been appointed as the Company’s Chief Executive Officer. Mr. Birkhold will also serve on the Company’s Board of Directors (the “Board”) effective January 3, 2013. Mr. Birkhold succeeds Manny Mashouf as the Company’s Chief Executive Officer. Mr. Mashouf, founder and Chairman, who has served as Chief Executive Officer since January 2009, leaves management duties, but will continue to serve on the Company’s Board as the non-executive Chairman.

Chief Executive Officer:

Most recently, as President and Chief Executive Officer of Lacoste North America since 2010, Mr. Birkhold helped build upon a globally recognized brand and elevate its fashion offering, while guiding the business to increased revenues and profitability. Prior to Lacoste and since 2007, he was Chief Executive Officer of Diesel USA, where he helped grow the top-line and strengthen the organization’s infrastructure. Earlier, he held several key executive positions at VF Corporation, including General Manager of Nautica Jeans, President of Earl Jeans, and General Manager of Lee Jeans. He began his career at the May Company, where he eventually had responsibility for women’s denim and menswear.

The material terms of Mr. Birkhold’s employment are as follows:

Base Salary: Mr. Birkhold is entitled to a base salary at the rate of $900,000 per annum.

Annual Bonus: For the third and fourth quarters of fiscal year 2013, Mr. Birkhold is guaranteed a pro-rata annual bonus amount equal to $450,000 and for the first and second quarters of fiscal year 2014, Mr. Birkhold is guaranteed a pro-rated annual bonus amount equal to $450,000, less authorized deductions and required withholding obligations. The total payment of $900,000 is payable the first pay period following the Effective Date of fulltime employment.

Commencing in the third quarter of fiscal year 2014 and each fiscal year thereafter during Mr. Birkhold’s employment with the Company, he will be eligible to receive an annual bonus in an amount of 100% of his annual base salary, less authorized deductions and required withholding obligations (“Annual Bonus”), upon certain goals, as established by the board, being met. For fiscal year 2014, as  1/2 the fiscal year’s potential Annual Bonus has already been guaranteed as part of the payments described above, Mr. Birkhold is eligible for an Annual Bonus payment equal to (i) the full amount of any earned Annual Bonus for the 2014 fiscal year based upon achievement of the performance goals minus (ii) the $450,000 sign-on portion guaranteed for the first  1/2 of fiscal 2014, provided that such 2014 Annual Bonus amount shall not be less than $0.

Additional Bonus: Mr. Birkhold is entitled to receive an additional $700,000, less authorized deductions and required withholding obligations, which will be paid no later than August 31, 2013, subject to Mr. Birkhold continuing to provide services to the Company through the payment date.

Equity: Upon board approval and subject to the Company’s equity grant policy, Mr. Birkhold will be granted the option to purchase $900,000 worth of Company stock, with the number of shares determined using Black Scholes as the calculation methodology and an exercise price set as of market close on the grant date. The option will be subject to the following 4-year vesting schedule: 20% of the total option award vesting on the first anniversary of the date of grant; 20% vesting on the second anniversary of date of grant; 30% vesting on the third anniversary of date of grant; and 30% on the fourth anniversary of date of grant, in each case, subject to Mr. Birkhold’s continued employment.

Upon board approval and subject to the Company’s equity grant policy, Mr. Birkhold will also be granted $900,000 worth of time-based restricted stock of the Company, which is subject to a 2-year vesting schedule, with 50% of the total grant vesting on each of the first and second anniversaries of the date of grant. The number of such restricted shares will be calculated using the closing price on the grant date.

Furthermore, upon board approval subject to the Company’s equity grant policy, Mr. Birkhold will be granted $900,000 worth of performance-based restricted stock of the Company, which is subject to a 2-year performance-based vesting, with 50% of the total grant vesting on each of the first and second anniversaries of the date of grant, subject to Mr. Birkhold meeting certain goals as established by the Board and his continued employment. The number of such restricted shares will be calculated using the closing price on the grant date.

Other Benefits include: (1) Relocation Allowance of $100,000 to be earned by remaining actively employed by the Company through December 31, 2013, (2) Travel and Housing Allowance of $100,000 per annum, (3) Automobile Allowance of $18,000 per annum, (4) Reimbursement of legal fees incurred by Mr. Birkhold to review and negotiate the CEO Employment Agreement in an amount not to exceed $10,000, (5) Pay or reimburse for the premiums of a term insurance policy of $10,000 maximum annually, and (6) Eligibility to participate in the Company’s employee welfare, benefit, retirement compensation plans, programs or policies that are in effect and generally available to the other senior executives of the Company.

Pursuant to the Agreement, Mr. Birkhold entered into a separate Change in Control and Severance Agreement (the “CIC Agreement”) with the Company. A copy of the CIC Agreement is attached as Exhibit 10.2.

The material benefits provided in the CIC Agreement are as follows:

Accelerated Vesting: Upon a Covered Termination during a Change in Control Period (as such terms are described in the CIC Agreement), and other conditions being met including the signing of a complete release of claims, all of his equity awards will vest immediately. Upon Covered Termination occurring outside a Change in Control Period, and other conditions being met including the signing of a complete release of claims, all of his option awards would vest immediately and his restricted stock would vest on a pro rata basis as further described in the CIC Agreement.

Severance Benefits: Upon a Covered Termination either occurring during or outside a Change in Control Period, as such terms are further described in the CIC Agreement, and other conditions being met including the signing of a full release of claims, Mr. Birkhold would be entitled to receive an amount equal to two times (2x) Mr. Birkhold’s annual base salary at the rate in effect immediately prior to the termination date paid in a single cash lump sum, less authorized deductions and applicable withholding taxes, on the first payroll date following the date the release of claims becomes effective and irrevocable.

The foregoing descriptions of the Agreement and the CIC Agreement are qualified in their entirety by reference to the Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and to the CIC Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.2, and each is incorporated herein by reference.

Non-Executive Chairman:

Effective as of the commencement of Mr. Birkhold’s employment, Mr. Mashouf will no longer be employed by the Company but will continue to serve on the Board, currently as a non-executive Chairman, and will provide other consulting services to the Board on an as-needed basis. For such services, Mr. Mashouf will receive the following: (1) fees in the yearly amount of $500,000, payable monthly, (2) reimbursement for an administrative assistant’s salary (who will not be an employee of the company), up to $100,000 per year; (3) travel and expense reimbursement related to company matters and per company guidelines and (4) reimbursement for health and life insurance comparable to that received as an employee.

ITEM 7.01.	Regulation FD Disclosure

On January 3, 2013, a press release was issued by the Company announcing the appointment of Mr. Birkhold is filed with this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No. Description

10.1	Chief Executive Officer Employment Agreement between the Company and Steve Birkhold dated January 3, 2013

10.2	Change in Control and Severance Agreement between the Company and Steve Birkhold dated January 3, 2013

99.1*	Press Release dated January 3, 2012 announcing the appointment of Mr. Birkhold as the Company’s new Chief Executive Officer.

*	Such Exhibit is being “furnished” (not filed) pursuant to Item 7.01 of the Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2013	bebe stores, inc.

	By:	/s/ Walter Parks
	Name:	Walter Parks
	Title:	Chief Operating Officer and Chief Financial Officer